FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226082-04

Sent: Tuesday, September 17, 2019 2:39 PM
Subject: GSMS 2019-GC42 – X-B Launch (Public)(external)

GSMS 2019-GC42 – X-B Launch (Public)(external)

$912.734mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman Sachs & Co. LLC, Citigroup and Deutsche Bank

Co-Managers: AmeriVet Securities and Drexel Hamilton

			Approx.
Class	S&P/Fitch/DBRS	Size($mm)	Proceeds ($mm)	Launch
X-B	NR/A-sf/A(sf)	89.332	1.90	T+117

Anticipated Timing

Anticipated Pricing:   ~2:50pm ET

Anticipated Closing:   Fri, September 27th

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-226082) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

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